Exhibit 15

BASEL II – PILLAR 3 DISCLOSURES (CONSOLIDATED) AT MARCH 31, 2010

ICICI Bank is subject to the Basel II framework with effect from March 31, 2008 as stipulated by the Reserve Bank of India (RBI). The Basel II framework consists of three-mutually reinforcing pillars:

i)	Pillar 1: Minimum capital requirements for credit risk, market risk and operational risk
ii)	Pillar 2: Supervisory review of capital adequacy
iii)	Pillar 3: Market discipline

Market discipline (Pillar 3) comprises set of disclosures on the capital adequacy and risk management framework of the Bank. These disclosures have been set out in the following sections.

1.  SCOPE OF APPLICATION

Pillar 3 disclosures apply to ICICI Bank Limited and its consolidated entities, wherein ICICI Bank Limited is the controlling entity in the group.

Basis of consolidation for capital adequacy

Consolidation for capital adequacy is based on consolidated financial statements of ICICI Bank and its subsidiaries in line with the guidelines for consolidated accounting and other quantitative methods issued by RBI.

The entities considered for consolidation for capital adequacy include subsidiaries, associates and joint ventures of the Bank, which carry on activities of banking or financial nature as stated in the scope for preparing consolidated prudential reports as prescribed by RBI. Entities engaged in insurance business and businesses not pertaining to financial services are excluded from consolidation for capital adequacy. Investment above 30% in paid-up equity capital of financial entities which are not consolidated for capital adequacy (including insurance entities) and investments in other instruments eligible for regulatory capital status in those entities are deducted to the extent of 50% from Tier-1 and 50% from Tier-2 capital.

The following table lists ICICI Bank’s financial and non-financial subsidiaries/associates/joint ventures and other entities consolidated for preparation of consolidated financial statements and their treatment in consolidated capital adequacy computations.

Sr. No.	Name of the entity	Nature of business & consolidation status
1	ICICI Bank UK PLC	Banking – fully consolidated
2	ICICI Bank Canada	Banking – fully consolidated
3	ICICI Bank Eurasia Limited Liability Company	Banking – fully consolidated
4	ICICI Securities Limited	Securities broking & merchant banking – fully consolidated
5	ICICI Securities Inc.	Securities broking – fully consolidated

Sr. No.	Name of the entity	Nature of business & consolidation status
6	ICICI Securities Holdings Inc.	Holding company of ICICI Securities Inc. – fully consolidated
7	ICICI Securities Primary Dealership Limited	Securities investment, trading and underwriting – fully consolidated
8	ICICI Venture Funds Management Company Limited	Private equity/ venture capital fund management – fully consolidated
9	ICICI Home Finance Company Limited	Housing finance – fully consolidated
10	ICICI Trusteeship Services Limited	Trusteeship services – fully consolidated
11	ICICI Investment Management Company Limited	Asset management – fully consolidated
12	ICICI International Limited	Asset management – fully consolidated
13	ICICI Prudential Pension Funds Management Company Limited	Pension fund management – fully consolidated
14	ICICI Eco-net Internet and Technology Fund1	Venture capital fund – fully consolidated
15	ICICI Equity Fund1	Unregistered venture capital fund – fully consolidated
16	ICICI Emerging Sectors Fund1	Venture capital fund – fully consolidated
17	ICICI Strategic Investments Fund1	Unregistered venture capital fund – fully consolidated
18	ICICI Kinfra Limited1	Infrastructure development consultancy – consolidated for financial reporting but not for capital adequacy
19	ICICI West Bengal Infrastructure Development Corporation Limited1	Infrastructure development consultancy – consolidated for financial reporting but not for capital adequacy
20	Loyalty Solutions & Research Limited1	Customer relationship management, data mining and analytics and marketing services – consolidated for financial reporting but not for capital adequacy
21	ICICI Venture Value Fund1	Unregistered venture capital fund – fully consolidated

Sr. No.	Name of the entity	Nature of business & consolidation status
22	I-Ven Biotech Limited1	Investment in research and development of biotechnology – fully consolidated
23	ICICI Prudential Life Insurance Company Limited	Life insurance – consolidated for financial reporting but not for capital adequacy and deducted from capital for capital adequacy
24	ICICI Lombard General Insurance Company Limited	General Insurance – consolidated for financial reporting but not for capital adequacy and deducted from capital for capital adequacy
25	ICICI Prudential Asset Management Company Limited	Asset management – fully consolidated
26	ICICI Prudential Trust Limited	Trusteeship services – fully consolidated
27	TCW/ICICI Investment Partners LLC	Asset management – proportionately consolidated
28	Rainbow Fund	Unregistered venture capital fund – consolidated by equity method for financial reporting but not consolidated for capital adequacy
29	Financial Information Network and Operations Limited	Support services for financial inclusion – consolidated by equity method for financial reporting but not consolidated for capital adequacy
30	I-Process Services (India) Private Limited	Services related to back end operations – consolidated by equity method for financial reporting but not consolidated for capital adequacy
31	I-Solutions Providers (India) Private Limited	Services related to sales and promotion activities – consolidated by equity method for financial reporting but not consolidated for capital adequacy
32	NIIT Institute of Finance, Banking and Insurance Training Limited	Education and training in banking and finance – consolidated by equity method for financial reporting but not consolidated for capital adequacy

Sr. No.	Name of the entity	Nature of business & consolidation status
33	Prize Petroleum Company Limited	Oil exploration and production –– consolidated by equity method for financial reporting but not consolidated for capital adequacy
34	ICICI Merchant Services Private Limited	Merchant servicing – consolidated by equity method for financial reporting but not consolidated for capital adequacy
1. Consolidating entities under Accounting Standard 21.

a.  Capital deficiencies

Majority owned financial entities that are not consolidated for capital adequacy purposes and for which the investment in equity and other instruments eligible for regulatory capital status are deducted from capital, meet their respective regulatory capital requirements at all times. There is no deficiency in capital in any of the subsidiaries of the Bank at March 31, 2010. ICICI Bank maintains an active oversight on its subsidiaries through its representation on their respective Boards. On a periodic basis the capital adequacy/solvency position of subsidiaries (banking, non-banking and insurance subsidiaries), as per the applicable regulations, is reported to their respective Boards as well as to the Board of the Bank.

b.  Bank’s interest in insurance entities

The book value of the Bank’s total interest in its insurance subsidiaries at March 31, 2010, which is deducted from capital for capital adequacy under Basel II is detailed in the following table.

          Rupees in billion
Name of the entity	Country of incorporation	Ownership interest	Book value of investment
ICICI Prudential Life Insurance Company Limited	India	73.89%	35.94
ICICI Lombard General Insurance Company Limited	India	73.72%	10.96

The quantitative impact on regulatory capital of using risk weighted investments method versus using the deduction method at March 31, 2010  is set out in the following table.

      Rupees in billion
Method	Quantitative impact
Deduction method	46.90
Capital at 9% based on risk weighted assets	4.22

2.  CAPITAL STRUCTURE

a.  Summary information on main terms and conditions/features of capital instruments

As per the RBI capital adequacy norms, ICICI Bank’s regulatory capital is classified into Tier-1 capital and Tier-2 capital.

Tier-1 capital includes paid-up equity capital, statutory reserves, other disclosed free reserves, capital reserves and innovative perpetual debt instruments (Tier-1 bonds) eligible for inclusion in Tier-1 capital that comply with requirement specified by RBI.

Tier-2 capital includes revaluation reserves (if any), general provision and loss reserve, investment reserve, upper Tier-2 instruments (upper Tier-2 bonds) and subordinate debt instruments (lower Tier-2 bonds) eligible for inclusion in Tier-2 capital.

ICICI Bank and its subsidiaries have issued debt instruments that form a part of Tier-1 and Tier-2 capital. The terms and conditions that are applicable for these instruments comply with the stipulated regulatory requirements and where required an independent legal opinion has been obtained for inclusion of these instruments in capital.

Tier-1 bonds are non-cumulative and perpetual in nature with a call option after 10 years. Interest on Tier-1 bonds is payable either annually or semi-annually. These Tier-1 bonds have a step-up clause on interest payment ranging up to 100 basis points.

The upper Tier-2 bonds are cumulative and have an original maturity of 15 years with call option after 10 years. The interest on upper Tier-2 bonds is payable either annually or semi-annually. Some of the upper Tier-2 debt instruments have a step-up clause on interest payment ranging up to 100 basis points.

The lower Tier-2 bonds (subordinated debt) are cumulative and have an original maturity between 5 to 15 years. The interest on lower Tier-2 capital instruments is payable quarterly, semi-annually or annually.

b.  Amount of Tier-1 capital (March 31, 2010)
Rupees in billion
Tier-1 capital elements	Amount
Paid-up share capital1	12.65
Reserves2	501.44
Innovative Tier-1 capital instruments	28.21
Minority interest	0.41
Gross Tier-1 capital	542.71
Deductions:
Investments in instruments eligible for regulatory capital of financial subsidiaries/associates	23.45
Securitisation exposures including credit enhancements	36.17
Deferred tax assets	21.43
Others3	1.82

Minority interest not eligible for inclusion in Tier-1 capital	0.16
Net Tier-1 capital	459.68
1.  Includes preference shares permitted by RBI for inclusion in Tier-1 capital.
2.  Includes statutory reserves, disclosed free reserves, capital reserves and special reserves (net of tax payable).
3.  Includes goodwill and adjustments for less liquid positions.

c.  Amount of Tier-2 capital (March 31, 2010)

Rupees in billion
Tier-2 capital elements	Amount
General provisions	16.65
Investment reserves	1.16
Upper Tier-2 capital instruments	141.73
Lower Tier-2 capital instruments	121.61
Gross Tier-2 capital	281.15
Deductions:
Investments in instruments eligible for regulatory capital of financial subsidiaries/associates	23.45
Securitisation exposures including credit enhancements	36.17
Net Tier-2 capital	221.54

d.  Debt capital instruments eligible for inclusion in Tier-1 and Tier-2 capital

Rupees in billion
	Lower Tier-1	Upper Tier-2	Lower Tier-2
Total amount outstanding at March 31, 2010	28.21	141.73	150.12
Of which, amounts raised during the year	-	33.80	30.27
Amount eligible to be reckoned as capital funds at March 31, 2010	28.21	141.73	121.61

e.  Total eligible capital (March 31, 2010)

Rupees in billion
Amount
Tier-1 capital	459.68
Tier-2 capital	221.54
Total eligible capital	681.22

3.  CAPITAL ADEQUACY

a.  Capital management

Objective

The Bank actively manages its capital to meet regulatory norms and current and future business needs considering the risks in its businesses, expectation of rating agencies, shareholders and investors, and the available options of raising capital.

Organisational set-up

The capital management framework of the Bank is administered by the Finance Group and the Global Risk Management Group (GRMG) under the supervision of the Board and the Risk Committee.

Regulatory capital

The Bank is subject to the capital adequacy norms stipulated by the RBI guidelines on Basel II with effect from March 31, 2008. Prior to March 31, 2008, the Bank was subject to the capital adequacy norms as stipulated by the RBI guidelines on Basel I. The RBI guidelines on Basel II require the Bank to maintain a minimum ratio of total capital to risk weighted assets of 9.0%, with a minimum Tier-1 capital adequacy ratio of 6.0%. The total capital adequacy ratio of the Bank at a standalone level at March 31, 2010 as per the RBI guidelines on Basel II is 19.41% with a Tier-1 capital adequacy ratio of 13.96%. The total capital adequacy ratio of the ICICI Group (consolidated) at March 31, 2010 as per the RBI guidelines on Basel II is 19.15% with a Tier-1 capital adequacy ratio of 12.92%.

Under Pillar 1 of the RBI guidelines on Basel II, the Bank follows the standardised approach for credit and market risk and basic indicator approach for operational risk.

Internal assessment of capital

The Bank’s capital management framework includes a comprehensive internal capital adequacy assessment process (ICAAP) conducted annually and which determines the adequate level of capitalisation for the Bank to meet regulatory norms and current and future business needs, including under stress scenarios. The ICAAP is formulated at both standalone bank level and the consolidated group level. The ICAAP encompasses capital planning for a certain time horizon, identification and measurement of material risks and the relationship between risk and capital.

The Bank’s capital management framework is complemented by its risk management framework (detailed in the following sections), which includes a comprehensive assessment of all material risks.

Stress testing which is a key aspect of the ICAAP and the risk management framework provides an insight on the impact of extreme but plausible scenarios on the Bank’s risk profile and capital position. Based on the Board-approved stress testing framework, the Bank conducts stress tests on its various portfolios and assesses the impact on its capital ratios and the adequacy of capital buffers for current and future periods. The Bank periodically assesses and refines its stress tests in an effort to ensure that the stress scenarios capture material risks as well as reflect possible extreme market moves that could arise as a result of market conditions.

The business and capital plans and the stress testing results of the group entities are integrated into the ICAAP.

Based on the ICAAP, the Bank determines its capital needs and the optimum level of capital by considering the following in an integrated manner:

•	Bank’s strategic focus, business plan and growth objectives;
•	regulatory capital requirements as per the RBI guidelines;
•	assessment of material risks and impact of stress testing;
•	perception of credit rating agencies, shareholders and investors;
•	future strategy with regard to investments or divestments in subsidiaries; and
•	evaluation of options to raise capital from domestic and overseas markets, as permitted by RBI from time to time.

The Bank formulates its internal capital level targets based on the ICAAP and endeavours to maintain its capital adequacy level in accordance with the targeted levels at all times.

Monitoring and reporting

The Board of Directors of ICICI Bank maintains an active oversight over the Bank’s capital adequacy levels. On a quarterly basis an analysis of the capital adequacy position and the risk weighted assets and an assessment of the various aspects of Basel II on capital and risk management as stipulated by RBI, are reported to the Board. Further, the capital adequacy position of the banking subsidiaries and the significant non-banking subsidiaries based on the respective host regulatory requirements is also reported to the Board. In line with the RBI requirements for consolidated prudential report, the capital adequacy position of the ICICI Group (consolidated) is reported to the Board on a half-yearly basis.

Further, the ICAAP which is an annual process also serves as a mechanism for the Board to assess and monitor the Bank’s and the Group’s capital adequacy position over a certain time horizon.

Capital adequacy of the subsidiaries

Each subsidiary in the Group assesses the adequate level of capitalisation required to meet its respective host regulatory requirements and business needs. The Board of each subsidiary maintains oversight over the capital adequacy framework for the subsidiary either directly or through separately constituted committees.

b.  Capital requirements for various risk areas (March 31, 2010)

As required by RBI guidelines on Basel II, the Bank’s capital requirements have been computed using the standardised approach for credit risk, standardised duration method for market risk and basic indicator approach for operational risk. The minimum capital required to be held at 9.0% for credit, market and operational risks is given below:

Rupees in billion
Amount1
Credit risk
Capital required
- for portfolio subject to standardised approach	260.76
- for securitisation exposures	2.05
Market risk
Capital required
- for interest rate risk	25.27
- for foreign exchange (including gold) risk	0.91
- for equity position risk	6.52
Operational risk
Capital required	24.59
Total capital requirement at 9.0%	320.10
Total capital funds of the Bank	681.22
Total risk weighted assets	3,556.62
Capital adequacy ratio	19.15%
1. Includes all entities considered for Basel II capital adequacy computation.

Capital ratios	Consolidated1	ICICI Bank Ltd1	ICICI Bank UK PLC2	ICICI Bank Canada2	ICICI Bank Eurasia LLC2,3
Tier-1 capital ratio	12.92%	13.96%	11.70%	22.19%	n.a.
Total capital ratio	19.15%	19.41%	17.30%	23.40%	26.63%
1.  Computed as per RBI guidelines on Basel II.
2.  Computed as per capital adequacy framework guidelines issued by regulators of respective jurisdictions.
3.  Total capital ratio is required to be reported in line with regulatory norms stipulated by Central Bank of Russia.

4.  RISK MANAGEMENT FRAMEWORK

As a financial intermediary, the Bank is exposed to various types of risks including credit, market, liquidity, operational, legal, compliance and reputation risks. The objective of the risk management framework at the Bank is to ensure that various risks are understood, measured and monitored and that the policies and procedures established to address these risks are strictly adhered to.

The key principles underlying the risk management framework at the Bank are as follows:

1.
The Board of Directors has oversight on all the risks assumed by the Bank. Specific Committees of the Board have been constituted to facilitate focused oversight of various risks. Risk Committee reviews policies in relation to various risks including liquidity, interest rate, investment policies and strategy, and regulatory and compliance issues in relation thereto. Credit Committee reviews developments in key industrial sectors and the Bank’s exposure to these sectors and various portfolios on a periodic basis. Audit Committee provides direction to and also monitors the quality of the internal audit function. Asset Liability Management Committee (ALCO) is responsible for managing the balance sheet and reviewing the Bank’s asset-liability position.

2.
Policies approved from time to time by the Board of Directors/Committees of the Board form the governing framework for each type of risk. The business activities are undertaken within this policy framework.

3.
Independent groups and sub-groups have been constituted across the Bank to facilitate independent evaluation, monitoring and reporting of various risks. These control groups function independently of the business groups/sub-groups.

The risk management framework forms the basis of developing consistent risk principles across the Bank, overseas branches and overseas banking subsidiaries.

Material risks are identified, measured, monitored and reported to the Board of Directors and Board level committees through the following:

a.	Key risk indicators

Key risk indicators are presented to the Risk Committee on a periodic basis. The presentation covers an overview of the key developments in the global and domestic economy as well as trends observed in the major industries where the Bank has an exposure. Additionally, risk indicators with respect to credit risk, liquidity risk and market risk are also presented and discussed.

b.	ICAAP/stress testing

As part of ICAAP, the Bank has conducted stress testing under various historical and hypothetical scenarios to assess the impact of stress on its capital position. The methodology for the stress testing is approved by the Board of Directors. The results of stress testing are reported to the Board of Directors and submitted to RBI annually as part of the ICAAP. As detailed in the ICAAP, stress test results are reported periodically for various risks to the ALCO.

c.	Stress tolerance limits

In line with stress testing results, risk tolerance limits have been formulated for various risks. The actual position against the limits is being periodically reported to various Committees of the Board.

d.	Risk profile template

Bank-wide risk dashboard covering various risks of the Bank is presented to the Risk Committee and to the Board on a quarterly basis. The risk dashboard provides the level and the direction of risk at Bank level with a comparison to the previous quarter. The level and direction of risk are arrived at based on pre-determined parameters.

e.	Other Reviews by Credit Committee

Apart from sanctioning proposals, the Credit Committee carries out reviews of the credit quality of the portfolio at regular intervals. The Committee also reviews specific cases that need special attention, details of credit sanctions, compliance with regulatory guidelines on credit risk management system, irregularity reports and movement in non-performing loans. Further, the Committee reviews developments in industrial sectors and specific strategies of the Bank with respect to the exposure to those industries.

f.	Reporting against prudential exposure norms

Status of actual position against prudential exposure limits set by the Board/stipulated by RBI is reported periodically to respective committees.

Measurement of risks for capital adequacy purposes

Under Pillar 1 of the extant RBI guidelines on Basel II, the Bank currently follows the standardised approach for credit and market risk and basic indicator approach for operational risk.

5.  CREDIT RISK

The Bank is exposed to credit risk in its lending operations. Credit risk is the risk of loss that may occur from the failure of any counterparty to abide by the terms and conditions of any financial contract with the Bank, principally the failure to make required payments as per the terms and conditions of the contracts.

Policies and processes

All credit risk related aspects are governed by Credit and Recovery Policy (Credit Policy). Credit Policy outlines the type of products that can be offered, customer categories, target customer profile, credit approval process and limits. The Credit Policy is approved by the Board of Directors.

The delegation structure for approval of credit limits is approved by the Board of Directors. All credit proposals other than retail products, program lending and certain other specified products are rated internally by the Risk Management Group prior to approval by the appropriate forum.

Credit facilities with respect to retail products are provided as per approved product policies. All products and policies require the approval of the Committee of Executive Directors.

•	Within the retail operations, there is segregation of the sourcing, verification, approval and disbursement of retail credit exposures to achieve independence.

•
Program lending involves a cluster based approach wherein a lending program is implemented for a homogeneous group of individuals/business entities which comply with certain laid down parameterised norms. The approving authority as per the Board approved authorisation lays down these parameters.

•
For certain products including dealer funding, builder finance and facilities fully collateralised by cash and cash equivalents, the delegation structure approved by the Board of Directors may permit exemption from the stipulation pertaining to internal rating. Credit approval limits with respect to such products are laid out in the delegation structure approved by the Board of Directors.

A risk based asset review framework has been put in place wherein the frequency of asset review would be higher for cases with higher outstanding and/or lower credit rating.

Structure and organisation

The Credit Risk Management Group (CRMG) within GRMG is responsible for rating of the credit portfolio, tracking trends in various industries and periodic reporting of portfolio-level changes. CRMG is segregated into sub-groups for corporate, small enterprises and rural micro-banking and agri-business group and retail businesses.

The overseas banking subsidiaries of the Bank have also established similar structures to ensure adequate risk management, factoring in the risks particular to the respective businesses and the regulatory and statutory guidelines. The risk heads of all overseas banking subsidiaries have a reporting relationship to the Head - GRMG, in addition to reporting to the Chief Executive Officer of the respective subsidiaries.

Credit risk assessment process

There is a structured and standardised credit approval process including a comprehensive credit risk assessment process, which encompasses analysis of relevant quantitative and qualitative information to ascertain credit rating of the borrower.

The credit rating process involves assessment of risk emanating from various sources such as industry risk, business risk, financial risk, management risk, project risk and structure risk.

In respect of retail advances, the Bank's credit officers evaluate credit proposals on the basis of the operating notes approved by the Committee of Executive Directors and the risk assessment criteria defined by the Retail Credit Risk Management Group.

Credit approval authorisation structure

The Board of Directors has delegated the authority to the Credit Committee consisting of a majority of independent Directors, the Committee of Executive Directors consisting of whole time Directors, the Committee of Executives, the Regional Committee, Small Enterprise Group Forums and Agricultural Credit Forums, all consisting of designated executives, and to individual executives in the case of program/policy based products, to approve financial assistance within certain individual and group exposure limits set by the Board of Directors. The authorisation is based on the level of risk and the quantum of exposure, to ensure that the transactions with higher exposure and level of risk are put up to correspondingly higher forum/committee for approval.

In respect of retail loans, all product-level policies require the approval of the Committee of Executive Directors. These criteria vary across product segments but typically include factors such as the borrower’s income, the loan-to-value ratio and demographic parameters. The individual credit proposals are evaluated and approved by executives on the basis of the product policies.

Credit risk monitoring process

For effective monitoring of credit facilities, a post-approval authorisation structure has been laid down. For corporate, small enterprises and rural micro-banking and agri-business group, Credit Middle Office Group verifies adherence to the terms of the approval prior to commitment and disbursement of credit facilities.

Within retail, the Bank has established centralised operations to manage operational risk in the various back office processes of the Bank's retail loan business except for a few operations, which are decentralised to improve turnaround time for customers. A fraud prevention and control group has been set up to manage fraud-related risks through fraud prevention and through recovery of fraud losses. The fraud control group evaluates various external agencies involved in the retail finance operations, including direct marketing associates, external verification associates and collection agencies.

The Bank has a collections unit structured along various product lines and geographical locations, to manage delinquency levels.  The collections unit operates under the guidelines of a standardised recovery process.

The segregation of responsibilities and oversight by groups external to the business groups ensure adequate checks and balances.

Reporting and measurement

Credit exposure for ICICI Bank is measured and monitored using a centralised exposure management system. The analysis of the composition of the portfolio is presented to the Risk Committee on a quarterly basis.

ICICI Bank complies with the norms on exposure stipulated by RBI for both single borrower as well as borrower group at the consolidated level. Limits have been set by the risk management group as a percentage of the Bank’s consolidated capital funds and are regularly monitored. The utilisation against specified limits is reported to the Committee of Executive Directors and Credit Committee on a periodic basis.

Credit concentration risk

Credit concentration risk arises mainly on account of concentration of exposures under various categories including industry, products, geography, sensitive sectors, underlying collateral nature and single/group borrower exposures.

Limits have been stipulated on single borrower, borrower group, industry and longer tenure exposure to a borrower group. Exposure to top 10 borrowers and borrower groups, exposure to capital market segment and unsecured exposures for the ICICI Group (consolidated) is reported to the Board level committees on a quarterly basis. Limits on countries and bank counterparties have also been stipulated.

Definition and classification of non-performing assets (NPAs)

The Bank classifies its advances (loans and debentures in the nature of an advance) into performing and non-performing loans in accordance with the extant RBI guidelines.

A NPA is defined as a loan or an advance where:

i)
interest and/or installment of principal remain overdue for more than 90 days in respect of a term loan. Any amount due to the bank under any credit facility is ‘overdue’ if it is not paid on the due date fixed by the Bank;

ii)	if the interest due and charged during a quarter is not serviced fully within 90 days from the end of the quarter;

iii)	the account remains ‘out of order’ in respect of an overdraft/cash credit facility continuously for 90 days. An account is treated as ‘out of order’ if:

a.	the outstanding balance remains continuously in excess of the sanctioned limit/drawing power; or

b.
where the outstanding balance in the principal operating account is less than the sanctioned limit/drawing power, but there are no credits continuously for 90 days as on the date of the balance sheet; or

c.	credits in the account are not enough to cover the interest debited during the accounting period; or

d.
drawings have been permitted in the account for a continuous period of 90 days based on drawing power computed on the basis of stock statements that are more than three months old even though the unit may be working or the borrower's financial position is satisfactory; or

e.	the regular/ad hoc credit limits have not been reviewed/renewed within 180 days from the due date/date of ad hoc sanction.

iv)	a bill purchased/discounted by the Bank remains overdue for a period of more than 90 days;

v)	interest and/or installment of principal in respect of an agricultural loan remains overdue for two crop seasons for short duration crops and one crop season for long duration crops;

vi)	In respect of a securitisation transaction undertaken in terms of the RBI guidelines on securitisation, the amount of liquidity facility remains outstanding for more than 90 days;

vii)
In respect of derivative transactions, if the overdue receivables representing positive mark-to-market value of a derivative contract, remain unpaid for a period of 90 days from the specified due date for payment.

Further, NPAs are classified into sub-standard, doubtful and loss assets based on the criteria stipulated by RBI. A sub-standard asset is one, which has remained a NPA for a period less than or equal to 12 months. An asset is classified as doubtful if it has remained in the sub-standard category for more than 12 months. A loss asset is one where loss has been identified by the Bank or internal or external auditors or during RBI inspection but the amount has not been written off fully.

The loans of subsidiaries have been classified as non-performing in accordance with the guidelines prescribed by their respective regulators.

a.  Total credit risk exposures (March 31, 2010)

Credit risk exposures include all exposures as per RBI guidelines on exposure norms subject to credit risk and investments in held-to-maturity category. Direct claims on domestic sovereign which are risk-weighted at 0% and regulatory capital instruments of subsidiaries which are deducted from the capital funds have been excluded.

  Rupees in billion
Category	Credit exposure
Fund-based	3,355.66
Non-fund based	2,109.75
Total1	5,465.41
1.	Includes all entities considered for Basel II capital adequacy computation

b.  Geographic distribution of exposures (March 31, 2010)

                                         Rupees in billion
Category	Fund-based	Non-fund based
Domestic	2,385.56	1,846.63
Overseas	970.10	263.12
Total1	3,355.66	2,109.75
1.   Includes all entities considered for Basel II capital adequacy computation.

c.  Industry-wise distribution of exposures (March 31, 2010)

     Rupees in billion
Industry	Fund-based	Non-fund based
Retail finance1	1,135.91	32.35
Banks2	215.22	296.36
Electronics and engineering	74.24	312.59
Crude petroleum/refining and petrochemicals	157.59	218.63
Services – non-finance	243.35	132.31
Services – finance	246.74	95.85

Road, port, telecom, urban development and other infrastructure	121.89	214.17
Iron/steel and products	114.06	122.64
Power	111.26	111.50
Metal and products (excluding iron and steel)	48.65	125.95
Construction	28.14	122.92
Food and beverages	121.57	29.40
Mutual funds	128.97	0.83
Wholesale/retail trade	73.62	46.11
Chemical and fertilisers	78.77	37.38
Drugs and pharmaceuticals	36.92	21.66
Cement	32.36	23.23
Shipping	23.38	31.25
Automobiles	27.60	26.69
Gems and jewellery	30.76	13.35
Manufacturing products (excluding metal)	30.37	12.46
Textiles	29.76	8.27
Mining	28.23	8.82
FMCG	22.19	2.33
Venture capital funds	2.61	0.06
Other industries	191.50	62.64
Total3	3,355.66	2,109.75
1.	Includes home loans, automobile loans, commercial business loans, two wheeler loans, personal loans, credit cards, dealer funding (Rs. 11.60 billion) and developer financing (Rs. 55.31 billion).
2.	Includes balances with banks.
3.	Includes all entities considered for Basel II capital adequacy computation.

d.  Residual contractual maturity break-down of assets

The maturity pattern of assets at March 31, 2010 is detailed in the table below.

Rupees in billion
Maturity buckets	Cash & balances with RBI	Balances with banks & money at call and short notice	Investments	Loans & advances	Fixed assets	Other assets	Total
Day 11	147.17	68.48	164.79	10.98	-	23.90	415.32
2 to 7 days1	-	8.54	30.75	18.23	-	24.11	81.63
8 to 14 days1	-	27.64	17.76	13.67	-	10.88	69.95
15 to 28 days	10.42	13.80	83.97	26.67	-	23.15	158.01
29 days to 3 months	21.24	52.53	110.99	150.38	0.16	11.81	347.11
3 to 6 months	12.42	11.41	83.91	171.73	0.29	2.97	282.73
6 months to 1 year	12.73	6.16	108.33	304.60	0.10	5.39	437.31
1 to 3 years	55.22	3.42	356.50	866.56	0.27	9.92	1,291.89
3 to 5 years	1.15	0.15	63.68	379.10	2.51	4.25	450.84
Above 5 years	15.45	0.17	284.47	315.82	30.20	112.71	758.82
Total2	275.80	192.30	1,305.15	2,257.74	33.53	229.09	4,293.61
1.	The aforesaid disclosure is in accordance with the revised maturity buckets as per the RBI circular no. DBOD.BP.BC no.22/21.04.018/2009-10 dated July 1, 2009.
2.	Consolidated figures for ICICI Bank Limited and its banking subsidiaries, ICICI Home Finance Company, ICICI Securities Primary Dealership Limited and ICICI Securities Limited and its subsidiaries.

e.  Amount of non-performing loans (NPLs) (March 31, 2010)

Rupees in billion
NPL Classification	Gross NPLs1	Net NPLs2
Sub-standard	58.63	36.73
Doubtful	40.43	9.41
- Doubtful 13	20.77	5.70
- Doubtful 23	9.81	3.71
- Doubtful 33	9.85	-
Loss	5.30	-
Total4, 5	104.36	46.14
NPL ratio	4.50%	2.04%
1.	Gross NPL ratio is computed as a ratio of gross NPLs to gross advances.
2.	Net NPL ratio is computed as a ratio of net NPLs to net advances.
3.	Loans classified as NPLs for 456 to 820 days are classified as Doubtful 1, 820 to 1,550 days as Doubtful 2 and above 1,550 days as Doubtful 3.

4.	Includes advances portfolio of ICICI Bank Limited and its banking subsidiaries and ICICI Home Finance Company.
5.	Identification of loans as non-performing/impaired is in line with the guidelines issued by regulators of respective subsidiaries.

f.  Movement of NPLs

  Rupees in billion
	Gross NPL	Net NPL
Opening balance at April 1, 2009	98.38	46.69
Additions during the year1	42.41	10.22
Reductions during the year1	(36.43)	(10.77)
Closing balance at March 31, 20102	104.36	46.14
1.	The difference between the opening and closing balances (other than accounts written off during the year) of NPLs in retail loans is included in additions during the year.
2.	Includes advances portfolio of ICICI Bank Limited and its banking subsidiaries and ICICI Home Finance Company.

g.  Movement of provisions for NPLs

Rupees in billion
Amount
Opening balance at April 1, 2009	51.69
Provisions made during the year1	43.12
Write-offs during the year	(28.29)
Write-back of excess provisions during the year	(8.30)
Closing balance at March 31, 20102	58.22
1.	The difference between the opening and closing balances (adjusted for write-off and sale of NPLs during the year) of provisions in retail loans is included in provisions made during the year.
2.   Includes advances portfolio of ICICI Bank Limited and its banking subsidiaries and ICICI Home Finance Company.

h.  Amount of non-performing investments (NPIs) in securities, other than government and other approved securities

Rupees in billion
Amount1
Gross NPIs at March 31, 2010	5.91
Total provisions held on NPI	(3.66)
Net NPIs at March 31, 2010	2.25
1. Consolidated figures for ICICI Bank Limited and its banking subsidiaries and ICICI Home Finance Company.

i.  Movement of provisions for depreciation on investments1
Rupees in billion
Amount
Opening balance at April 1, 20091	42.43
Provision/depreciation/(appreciation) made during the year	(8.84)
(Write-off)/(write back) of excess provisions during the year	(14.87)
Closing balance at March 31, 2010 2	18.72

1.	After considering movement in appreciation on investments.
2.	Includes all entities considered for Basel II capital adequacy computation.

6.  CREDIT RISK: PORTFOLIOS SUBJECT TO THE STANDARDISED APPROACH

a.  External ratings

The Bank uses the standardised approach to measure the capital requirements for credit risk.  As per the standardised approach, regulatory capital requirements for credit risk on corporate exposures is measured based on external credit ratings assigned by External Credit Assessment Institutions (ECAI) specified by RBI in its guidelines on Basel II. As stipulated by RBI, the risk weights for resident corporate exposures are assessed based on the external ratings assigned by domestic ECAI and the risk weights for non-resident corporate exposures are assessed based on the external ratings assigned by international ECAI. For this purpose, the domestic ECAI specified by RBI are CRISIL Limited, Credit Analysis & Research Limited, ICRA Limited and Fitch India and the international ECAI specified by RBI are Standard & Poor’s, Moody's and Fitch. Further, the RBI’s Basel II framework stipulates guidelines on the scope and eligibility of application of external ratings. The Bank reckons the external rating on the exposure for risk weighting purposes, if the external rating assessment complies with the guidelines stipulated by RBI.

The key aspects of the Bank’s external ratings application framework are as follows:

•	The Bank uses only those ratings that have been solicited by the counterparty.

•	Foreign sovereign and foreign bank exposures are risk-weighted based on issuer ratings assigned to them.

•	The risk-weighting of corporate exposures based on the external credit ratings includes the following:

i.
The Bank reckons external ratings of corporates either at the credit facility level or at the borrower (issuer) level. The Bank considers the facility rating where both the facility and the borrower rating are available given the more specific nature of the facility credit assessment.

ii.	The Bank ensures that the external rating of the facility/borrower has been reviewed at least once by the ECAI during the previous 15 months and is in force on the date of its application.

iii.	When a borrower is assigned a rating that maps to a risk weight of 150%, then this rating is applied on all the unrated facilities of the borrower and risk weighted at 150%.

iv.	Unrated short-term claim on counterparty is assigned a risk weight of at least one level higher than the risk weight applicable to the rated short term claim on that counterparty.

•
The RBI guidelines outline specific conditions for facilities that have multiple ratings. In this context, the lower rating, where there are two ratings and the second-lowest rating where there are three or more ratings are used for a given facility.

b.  Credit exposures by risk weights

At March 31, 2010, the net credit exposures subject to the standardised approach and after adjusting for credit risk mitigation by risk weights were as follows:

Rupees in billion
Exposure Category	Amount outstanding1,2
Less than 100% risk weight	1,910.58
100% risk weight	3,120.95
More than 100% risk weight	323.20
Deducted from capital	47.69
Total3	5,402.42
1.
Credit risk exposures include all exposures as per RBI guidelines on exposure norms subject to credit risk and investments in held-to-maturity category. Direct claims on domestic sovereign which are risk-weighted at 0% and regulatory capital instruments of subsidiaries which are deducted from the capital funds have been excluded.

2.	Net of credit risk mitigants.
3.	Includes all entities considered for Basel II capital adequacy computation.

7.  CREDIT RISK MITIGATION

a.  Collateral management and credit risk mitigation

The Bank has a Board approved policy framework for collateral management and credit risk mitigation techniques, which include among other aspects guidelines on acceptable types of collateral, ongoing monitoring of collateral including the frequency and basis of valuation and application of credit risk mitigation techniques.

Collateral management

Overview

The Bank defines collateral as the assets or rights provided to the Bank by the borrower or a third party in order to secure a credit facility. The Bank would have the rights of secured creditor in respect of the assets/contracts offered as security for the obligations of the borrower/obligor. The Bank ensures that the underlying documentation for the collateral provides the bank appropriate rights over the collateral or other forms of credit enhancement including the right to liquidate, retain or take legal possession of it in a timely manner in the event of default by the counter party. The Bank also endeavours to keep the assets provided as security to the Bank under adequate insurance during the tenor of the Bank’s exposure. The collateral is monitored periodically.

Collateral valuation

As stipulated by the RBI guidelines, the Bank uses the comprehensive approach for collateral valuation. Under this approach, the Bank reduces its credit exposure to a counterparty when calculating its capital requirements to the extent of risk mitigation provided by the eligible  collateral as specified in the Basel II guidelines.

The Bank adjusts the value of any collateral received to adjust for possible future fluctuations in the value of the collateral in line with the requirements specified by RBI guidelines. These adjustments, also referred to as ‘haircuts’, to produce volatility-adjusted amounts for collateral, are reduced from the exposure to compute the capital charge based on the applicable risk weights.

Types of collateral taken by the Bank

ICICI Bank determines the appropriate collateral for each facility based on the type of product and risk profile of the counterparty. In case of corporate and small and medium enterprises financing, fixed assets are generally taken as security for long tenor loans and current assets for working capital finance. For project finance, security of the assets of the borrower and assignment of the underlying project contracts is generally taken. In addition, in some cases, additional security such as pledge of shares, cash collateral, charge on receivables with an escrow arrangement and guarantees is also taken.

For retail products, the security to be taken is defined in the product policy for the respective products. Housing loans and automobile loans are secured by the security of the property/automobile being financed. The valuation of the properties is carried out by an approved valuation agency at the time of sanctioning the loan.

The Bank also offers products which are primarily based on collateral such as shares, specified securities, warehoused commodities and gold jewellery. These products are offered in line with the approved product policies which include types of collateral, valuation and margining.

The Bank extends unsecured facilities to clients for certain products such as derivatives, credit cards and personal loans. The limits with respect to unsecured facilities have been approved by the Board of Directors.

The decision on the type and quantum of collateral for each transaction is taken by the credit approving authority as per the credit approval authorisation approved by the Board of Directors. For facilities provided as per approved product policies (retail products, loan against shares etc.), collateral is taken in line with the policy.

Credit risk mitigation techniques

The RBI guidelines on Basel II allow the following credit risk mitigants to be recognised for regulatory capital purposes:

•
Eligible financial collateral which include cash (deposited with the Bank), gold (including bullion and jewellery, subject to collateralised jewellery being benchmarked to 99.99% purity), securities issued by Central and State Governments, Kisan Vikas Patra, National Savings Certificates, life insurance policies with a declared surrender value issued by an insurance company which is regulated by the insurance sector regulator, certain debt securities rated by a recognised credit rating agency, mutual fund units where daily net asset value is available in public domain and the mutual fund is limited to investing in the instruments listed above.

•	On-balance sheet netting, which is confined to loans/advances and deposits, where banks have legally enforceable netting arrangements, involving specific lien with proof of documentation.

•	Guarantees, where these are direct, explicit, irrevocable and unconditional. Further, the eligible guarantors would comprise:
▪	Sovereigns, sovereign entities stipulated in the RBI guidelines on Basel II, bank and primary dealers with a lower risk weight than the counterparty; and
▪	Other entities, which are rated AA(-) or better.

The Bank reckons the permitted credit risk mitigants for obtaining capital relief only when the credit risk mitigant fulfills the conditions stipulated for eligibility and legal certainty by RBI in its guidelines on Basel II.

Concentrations within credit risk mitigation

The RBI guidelines, among its conditions for eligible credit risk mitigants, require that there should not be a material positive correlation between the credit quality of the counterparty and the value of the collateral being considered. CRMG conducts the assessment of the aspect of material positive correlation on cases referred to it and accordingly evaluates the eligibility of the credit risk mitigant for obtaining capital relief. Currently, the Bank does not have any concentration risk within credit risk mitigation.

b. Portfolio covered by eligible financial collateral

At March 31, 2010, the credit risk exposures that are covered by eligible financial collateral and guarantees were as follows:

Rupees in billion
Exposures covered by eligible financial collateral and guarantees	Amount1
Exposure before considering eligible financial collateral	178.28
Exposure after considering eligible financial collateral	91.43
Exposures fully covered by eligible guarantees	17.78
1. Includes all entities considered for Basel II capital adequacy computation.

The processes for capital computation and credit risk mitigation based on Basel II guidelines are consistent across subsidiaries of the Bank.

8.  SECURITISATION

a.  Securitisation objectives, roles played by the Bank and the risks

Objectives

The Bank’s primary objective of securitisation activities is to increase the efficiency of capital and enhance the return on capital employed by diversifying sources of funding.

Roles played by the Bank

In securitisation transactions backed by assets either originated by the Bank or third parties, the Bank plays the following major roles:

•	Underwriter: allowing un-subscribed portions of securitised debt issuances, if any to devolve on the Bank, with the intent of selling at a later stage.

•
Investor/trader/market-maker: acquiring investment grade securitised debt instruments backed by financial assets originated by third parties for purposes of investment/trading/market-making with the aim of developing an active secondary market in securitised debt.

•	Structurer: structuring appropriately in a form and manner suitably tailored to meet investor requirements while being compliant with extant regulations.

•
Provider of liquidity facilities: addressing temporary mismatches on account of the timing differences between the receipt of cash flows from the underlying performing assets and the fulfillment of obligations to the beneficiaries.

•
Provider of credit enhancement facilities: addressing delinquencies associated with the underlying assets, i.e. bridging the gaps arising out of credit considerations between cash flows received/collected from the underlying assets and the fulfillment of repayment obligations to the beneficiaries.

•
Provider of collection and processing services: collecting and/or managing receivables from underlying obligors, contribution from the investors to securitisation transactions, making payments to counterparties/appropriate beneficiaries, reporting the collection efficiency and other performance parameters and providing other services relating to collections and payments as may be required for the purpose of the transactions.

Risks in securitisation

The major risks inherent in the securitised transactions are:

•	Credit risk: Risk arising on account of payment delinquencies from underlying obligors/borrowers in the assigned pool.

•	Market risk:
i)	Liquidity risk: Risk arising on account of lack of secondary market to provide ready exit options to the investors/participants.
ii)	Interest rate/currency risk: Mark to market risks arising on account of interest rate/currency fluctuations.

•	Operational risk:
i)       Co-mingling risk: Risk arising on account of comingling of funds belonging toinvestor(s) with that of the originator and/or collection and processing servicer when there exist a time lag between collecting amounts due from the obligorsand payment made to the investors.
ii)       Performance risk: Risk arising on account of the inability of a collection and processing agent to collect monies from the underlying obligors as well as operational difficulties in processing the payments.
iii)      Regulatory and legal risk: Risk arising on account of
▪	non-compliance of the transaction structures with the extant applicable laws which may result in the transaction(s) being rendered invalid;
▪	conflict between the provisions of the transaction documents with those of the underlying financial facility agreements; and
▪	non enforceability of security/claims due to imperfection in execution of the underlying facility agreements with the borrower(s).

•	Reputation risk: Risk arising on account of
▪	rating downgrade of a securitised instrument due to unsatisfactory performance of the underlying asset pool; and
▪	inappropriate/imprudent practices followed by the collection & processing agent.

In addition to the above, securitised assets are exposed to prepayment risk. Prepayment risk arises on account of prepayment of dues by obligors/borrowers in the assigned pool either in part or full.

Processes in place to monitor change in risks of securitisation exposures

The Bank has established appropriate risk management processes to monitor the risks on securitisation exposures, which include:

i) Monitoring credit risk

The Bank in the capacity of collection and processing agent prepares monthly performance reports which are circulated to investors/assignees/rating agencies. The securitised pools are continuously monitored and those requiring attention are subjected to specific interventions (e.g. focused collection efforts in affected geographies etc.) to improve their performance.

The risk assessment of the pools is done continuously by the rating agencies based on amortisation level, collection efficiency, credit enhancement utilisation levels and credit cover available for balance deal tenor.

ii) Monitoring market risk

The Bank ascertains market value of the securitisation exposures based on extant norms which is compared with their book value to assess the marked to market impact of these exposures monthly.

Bank’s policy governing the use of credit risk mitigation to mitigate the risks retained through securitisation exposures

The Bank has not used credit risk mitigants to mitigate retained risks.

b.      Summary of the Bank’s accounting policies for securitisation activities

Whether the transactions are treated as sales or financings

The Bank transfers commercial and consumer loans through securitisation transactions. The transferred loans are de-recognised and gains/losses are accounted for only if the Bank surrenders the rights to benefits specified in the underlying securitised loan contract. Recourse and servicing obligations are accounted for net of provisions.

In accordance with the RBI guidelines for securitisation of standard assets, with effect from February 1, 2006, the Bank accounts for any loss arising from securitisation immediately at the time of sale and the profit/premium arising from securitisation is amortised over the life of the securities issued or to be issued by the special purpose vehicle to which the assets are sold.

Methods and key assumptions (including inputs) applied in valuing positions retained or purchased

The valuation of the retained interests in the form of pass-through certificates (PTCs) is based on the projected cash flows as received from the issuer, which are present valued using the Yield-to-Maturity (YTM) rates, which are computed with a mark-up (reflecting associated credit risk) over the YTM rates for government securities as published by Fixed Income Money Market and Derivatives Association (FIMMDA).

The retained/purchased interests in the form of subordinate contributions are carried at book value.

There is no change in the methods and key assumptions applied in valuing retained/purchased interests from previous year.

Policies for recognising liabilities on the balance sheet for arrangements that could require the bank to provide financial support for securitised assets

The Bank provides credit enhancements in the form of cash deposits or guarantees in its securitisation transactions. The Bank makes appropriate provisions for any delinquency losses assessed at the time of sale as well as over the life of the securitisation transactions in accordance with the RBI guidelines.

c.      Rating of securitisation exposures

Ratings obtained from ECAIs stipulated by RBI (as stated above) are used for computing capital requirements for securisation exposures. Where the external ratings of the Bank’s investment in securitised debt instruments/PTCs are at least partly based on unfunded support provided by the Bank, such investments are treated as unrated and deducted from the capital funds.

d.      Details of securitisation exposures in the banking and trading book

I. Banking book

i. Total outstanding exposures securitised and the related unrecognised gains/(losses) (March 31, 2010)

Rupees in billion
Exposure type	Outstanding1	Unrecognised gains/(losses)
Vehicle/equipment loans	4.84	0.06
Home and home equity loans	30.03	-
Personal loans	-	-
Corporate loans	7.45	0.02
Mixed asset pool	-	-
Total	42.32	0.08
1.	The amounts represent the outstanding principal at March 31, 2010 for securitisation deals and include direct assignments.

ii. Break-up of securitisation gains/(losses) (net)

Rupees in billion
Exposure type	Year ended March 31, 20101
Vehicle/equipment loans	(1.75)
Home and home equity loans	0.25
Personal loans	(2.66)
Corporate loans	0.13
Mixed asset pool	(1.06)
Total	(5.09)
1.	The amounts include gain amortised during the year and expenses relating to utilisation of credit enhancements.

iii.  Assets to be securitised within a year

Rupees in billion
Amount1
Amount of assets intended to be securitised within a year	15.46
Of which: Amount of assets originated within a year before securitisation	2.21
1. Represents assets originated by overseas banking subsidiaries.

iv.  Securitisation exposures retained or purchased (March 31, 2010)

Rupees in billion
Exposure type1	On-balance sheet	Off-balance sheet	Total
Vehicle/equipment loans	7.96	11.26	19.22
Home and home equity loans	22.48	0.14	22.62
Personal loans	10.99	7.67	18.66
Corporate loans	4.62	6.61	11.23
Mixed asset pool	6.84	10.90	17.74
Total	52.89	36.58	89.47
1.
Securitisation exposures, include, but are not restricted to, liquidity facilities, other commitments and credit enhancements such as interest only strips, cash collateral accounts and other subordinated assets as well as direct assignments. The amounts are net of provisions. Credit enhancements have been stated at gross levels and not been adjusted for their utilisation.

v.   Risk weight bands break-up of securitisation exposures retained or purchased (March 31, 2010)

Rupees in billion
Exposure type1	<100% risk weight	100% risk weight	>100% risk weight	Total
Vehicle/equipment loans	5.25	2.38	0.07	7.7
Home and home equity loans	11.19	4.50	-	15.69
Personal loans	3.17	2.16	-	5.33
Corporate loans	3.73	0.41	0.32	4.46
Mixed asset pool	4.17	4.17	0.25	8.59
Total	27.51	13.62	0.64	41.77
Total capital charge	0.63	1.23	0.20	2.06
1.	Includes direct assignments.

vi.  Securitisation exposures deducted from capital (March 31, 2010)

Rupees in billion
Exposure type1	Exposures deducted entirely from Tier-1 capital	Credit enhancement (interest only) deducted from total capital 2	Other exposures deducted from total capital 3
Vehicle/equipment loans	-	0.45	11.06
Home and home equity loans	-	0.87	7.19
Personal loans	-	1.77	11.57
Corporate loans	-	-	5.64
Mixed asset pool	-	1.27	7.88
Total	-	4.36	43.34
1.	Includes direct assignments.
2.	Includes subordinate contribution amount deducted from capital.
3.	Includes credit enhancements (excluding interest only strips). Credit enhancements have been stated at gross levels and not been adjusted for their utilisation.

II. Trading book

i.    Aggregate amount of exposures securitised for which the Bank has retained some exposures subject to market risk (March 31, 2010)

Rupees in billion
Exposure type	Total1
Vehicle/equipment loans	9.56
Home and home equity loans	3.64
Personal loans	3.52
Corporate loans	-
Mixed asset pool	16.60
Total	33.32
1. The amounts represent the outstanding principal at March 31, 2010 for securitisation deals.

ii.  Securitisation exposures retained or purchased (March 31, 2010)

Rupees in billion
Exposure type1	On-balance sheet	Off-balance sheet	Total
Vehicle/equipment loans	8.28	-	8.28
Home and home equity loans	17.14	-	17.14
Personal loans	2.70	-	2.70
Corporate loans	-	-	-
Mixed asset pool	13.67	-	13.67
Total	41.79	-	41.79
1.	Securitisation exposures include PTCs originated by the Bank as well as PTCs purchased in case of third party originated securitisation transactions.

iii.   Risk weight bands break-up of securitisation exposures retained or purchased and the related capital charge (March 31, 2010)

Rupees in billion
	Exposure	Capital charge1
<100% risk weight	16.69	0.30
100% risk weight	0.46	0.04
>100% risk weight	-	-
Total	17.15	0.34
1. Represents capital required to be maintained at 9.0% as per RBI guidelines.

iv.    Securitisation exposures deducted from capital (March 31, 2010)

Rupees in billion
Exposure type	Exposures deducted entirely from Tier-1 capital	Credit enhancement (interest only) deducted from total capital	Other exposures deducted from total capital1
Vehicle/equipment loans	-	-	8.28
Home and home equity loans	-	-	-
Personal loans	-	-	2.70
Corporate loans	-	-	-
Mixed asset pool	-	-	13.66
Total	-	-	24.64
1.
Includes PTCs originated by the Bank as well as PTCs purchased in case of third party originated securitisation transactions. PTCs whose external credit ratings are at least partly based on unfunded support provided by the Bank have been treated as unrated and deducted from the capital funds.

9.  MARKET RISK IN TRADING BOOK

a.  Market risk management policy

Risk management policies

Market risk is the possibility of loss arising from changes in the value of a financial instrument as a result of changes in market variables such as interest rates, exchange rates, credit spreads and other asset prices. The market risk for the Bank is managed in accordance with the Investment Policy and Derivatives Policy, which are approved by the Board. The policies ensure that operations in securities, foreign exchange and derivatives are conducted in accordance with sound and acceptable business practices and are as per the extant regulatory guidelines, laws governing transactions in financial securities and the financial environment. The policies contain the limit structure that governs transactions in financial instruments. The policies are reviewed periodically to incorporate therein, changed business requirements, economic environment and revised policy guidelines.

Risk management objectives

The Bank manages its market risk with the broad objectives of:

1.	Management of market risk such as interest rate risk, currency risk and equity risk arising from the investments and derivatives portfolio.
2.   Proper classification, valuation and accounting of investments and derivatives portfolio.
3.   Adequate and proper reporting of investments and derivative products.
4.   Compliance with regulatory requirements.
5.   Effective control over the operation and execution of market related transactions.

Structure and organisation of the market risk management function

The Market Risk Management Group (MRMG), which is an independent function, reports to the Head - GRMG. MRMG exercises independent control over the process of market risk management and recommends changes in policies and methodologies for measuring market risk.

To comply with the home and host country regulatory guidelines and to have independent control groups there is clear functional separation of:
•  Trading i.e. front office;
•  Monitoring & control i.e. middle office; and
•  Settlements.

Strategies and processes

Internal control system

Treasury operations warrant elaborate control procedures. Keeping this in view, the following guidelines are followed for effective control of the treasury operations:

1. Delegation

Appropriate delegation of administrative powers has been put in place for treasury operations. All investment decisions are vested in the sub-committees of the Board. However, keeping in view the size of the investment portfolio and the variety of securities that the Bank has been dealing in, authority for investment decisions has been delegated to various dealers depending on exigencies of business.

Treasury Middle Office Group (TMOG) is responsible for an independent check of the transactions entered into by the front office. It also monitors the various limits, which have been laid down in the Investment Policy.

2. System controls

The systems have adequate data integrity controls. The deal slips generated from the systems contain names of the dealers along with other relevant deal details. These are used for audit and control purpose.

3. Exception handling processes

The Investment Policy sets out deal-size limits for various products. Various coherence checks have been inserted in the system for ensuring that the appropriate deal size limits are enforced to minimise exceptions.

The scope and nature of risk reporting and/or measurement systems

Reporting

The Bank periodically reports on the various investments and their related risk measures to the senior management and the committees of the Board. The Bank also periodically reports to its various regulators as per the reporting requirements of the respective regulators.

Measurement

The Bank has devised various risk metrics for different products and investments in line with global best practices. These risk metrics are measured and reported to the senior management independently by TMOG. Some of the risk metrics adopted by the Bank for monitoring its risks are value-at-risk (VaR), duration of equity (DoE), price value of basis point (PV01), stop loss, amongst others. Based on the risk appetite of the Bank, limits are placed on the risk metrics which are monitored on a periodic basis.

Hedging and mitigation

Limits on positions that can be maintained are laid out in the relevant policies. All business groups are required to operate within these limits.

Hedge transactions for banking book transactions are periodically assessed for hedge effectiveness as per home and host country financial guidelines.

Frameworks in overseas banking subsidiaries

Frameworks that are broadly similar to the above framework have been established at each of the overseas banking subsidiaries of the Bank to manage market risk. The frameworks are established considering host country regulatory requirements as applicable.

b.  Capital requirements for market risk (March 31, 2010)

The capital requirements for market risk (general and specific) at March 31, 2010 were:

Rupees in billion
Risk Category	Amount
Capital required
- for interest rate risk	25.27
- for foreign exchange (including gold) risk	0.91
- for equity position risk	6.52

10.  OPERATIONAL RISK

a.  Operational risk management framework

Operational risk is the risk of loss resulting from inadequate or failed internal processes, people or systems, or from external events. Operational risk includes legal risk but excludes strategic and reputational risk. Operational risk is inherent in the Bank's business activities in both domestic as well as overseas operations and, like other risk types, is managed through an overall framework with checks and balances.

Objectives

The objective of the Bank’s operational risk management is to manage and control operational risks in the manner specified in the Operational Risk Management Policy (the Policy). The Policy aims at the following:

•	Clear ownership and accountability for management and mitigation of operational risk;
•	Help business and operations to improve internal controls, reduce likelihood of occurrence of operational risk incidents and minimise potential impact of losses;
•	Minimise losses and customer dissatisfaction due to failure in processes; and
•	Develop comprehensive operational risk loss database for effective mitigation.

Operational risk management governance & framework

The Bank’s operational risk management governance and framework risk is defined in the Policy. While the Policy provides a broad framework, detailed standard operating procedures for operational risk management processes are established. For the purpose of robust quality of operational risk management across the Bank, the operational risk management processes of the Bank have been certified for ISO 9001 standard.

The Policy specifies the composition, roles and responsibilities of Operational Risk Management Committee (ORMC). In line with the RBI guidelines, an independent Operational Risk Management Group (ORMG) was set up in 2006. The key elements in the operational risk management framework include:

•	Identification and assessment of operational risks and controls;
•	New products and processes approval framework;
•	Measurement through incident and exposure reporting;
•	Monitoring through key risk indicators; and
•	Mitigation through process and controls enhancement and insurance.

Identification and assessment

Operational risks and controls across the Bank are documented and updated regularly.  Each business and operations group in the Bank has business operational risk managers within the group. ORMG along with these managers facilitates the business and operation groups for carrying out risk and control self assessments on a periodic basis as per the plan approved by the ORMC. Risk mitigation plans are monitored to ensure timely mitigation of risks. Internal controls are tested by Internal Audit Group in the Bank. The testing results are incorporated in the operational risk assessment. The new product and process approval framework facilitates detailed review of risks in the products/processes prior to the launch.

Measurement, monitoring, mitigation and reporting

Operational risk incidents are reported regularly and transactions results in losses are routed through operational risk account. Root cause analysis is carried out for the significant operational risk incidents reported and corrective actions are incorporated back into respective processes.

The Bank has initiated steps to adopt advanced approaches for operational risk capital computation. The Bank is taking steps to compute capital charge across eight business lines as per the requirements of the standardised approach for computation of operational risk capital charge. The Bank has been estimating operational value at risk for the purpose of ICAAP. The operational value at risk is estimated based on the principles of advanced measurement approach by using internal loss data, scenario analysis and external loss data. The operational value at risk is stress tested on a periodic basis to ensure adequacy of the capital provided for operational risk and is also back-tested by comparing with actual losses.

Operational risk profiles are presented to the business and operations management on a periodic basis. Operational risk exposures (risk and control self assessment results, operational risk incidents analysis, adverse key risk indicators and open risks) are monitored by ORMC on a quarterly basis. Operational risk management status along with significant incidents analysis is updated to the Risk Committee and to the Board on a half-yearly basis. Operational risk profile at the Bank level is monitored by the Board on a periodic basis through bank-wide key risk indicators.

For facilitating effective operational risk management, the Bank has implemented a comprehensive operational risk management system in the financial year 2010. The software comprises five modules namely incident management, risk and control self assessment, key indicators, scenario analysis, issues and action. The Bank is in the process of implementing economic capital system for operational risk during the financial year 2011.

Operational risk management in international locations

ORMG is responsible for design, development and continuous enhancement of the operational risk management framework across the Bank including overseas banking subsidiaries and overseas branches. While the common framework is adopted, suitable modifications in the processes are carried out depending upon the requirements of the local regulatory guidelines. ORMG exercises oversight through the process of periodic review of operational risk management in the international locations.

b.  Capital requirement for operational risk (March 31, 2010)

As per the RBI guidelines on Basel II, the Bank has adopted basic indicator approach for computing capital charge for operational risk.

Rupees in billion
Amount
Capital required for operational risk as per basic indicator approach	24.59

11.  INTEREST RATE RISK IN THE BANKING BOOK (IRRBB)

a.  Risk Management Framework for IRRBB

Interest rate risk is the risk of potential variability in earnings and capital value resulting from changes in market interest rates. IRRBB refers to the risk of deterioration in the positions held on the banking book of an institution due to movement in interest rates over time. The Bank holds assets, liabilities and off balance sheet items across various markets with different maturity or re-pricing dates and linked to different benchmark rates, thus creating exposure to unexpected changes in the level of interest rates in such markets.

Organisational set-up

ALCO is responsible for management of the balance sheet of the Bank with a view to manage the market risk exposure assumed by the Bank within the risk parameters laid down by the Board of Directors/Risk Committee. A Global Asset Liability Management (GALM) Group at the Bank monitors and manages the risk under the supervision of ALCO. Further, the Asset Liability Management (ALM) groups in overseas branches manage the risk at the respective branches, under direction of the Bank’s GALM group.

The ALM Policy of the Bank contains the prudential limits on liquidity and interest rate risk, as prescribed by the Board of Directors/Risk Committee/ALCO. Any amendments to the ALM Policy can be proposed by business group(s), in consultation with the market risk and compliance teams and are subject to approval from ALCO/Risk Committee/Board of Directors, as per the authority defined in the Policy. The amendments so approved by ALCO are presented to the Board of Directors/Risk Committee for information/approval.

TMOG is an independent group responsible for preparing the various reports to monitor the adherence to the prudential limits as per the ALM Policy. These limits are monitored on a regular basis at various levels of periodicity. Breaches, if any, are duly reported to ALCO/Risk Committee/Board of Directors, as may be required under the framework defined for approvals/ratification. Upon review of the indicators of IRRBB and the impact thereof, ALCO may suggest necessary corrective actions in order to realign the exposure with the current assessment of the markets.

Risk measurement and reporting framework

The Bank proactively manages impact of IRRBB as a part of its ALM activities. ALM policy defines the different types of interest rates risks that are to be monitored, measured and controlled. ALCO decides strategies for managing IRRBB at the desired level. Further, ALCO periodically gives direction for management of interest rate risk on the basis of its expectations of future interest rates. Based on the guidance, GALM manages the IRRBB with the help of various tools i.e. gap analysis, earning at risk (EaR), DoE, stress testing for basis risk etc. These tools are as follows:

•
Gap analysis: The interest rate gap or mismatch risk is measured by calculating gaps over different time intervals as at a given date. This static analysis measures mismatches between rate sensitive liabilities (RSL) and rate sensitive assets (RSA) (including off-balance sheet positions and trading positions). The report is prepared fortnightly and the rate sensitive liabilities, assets and off-balance sheet positions, except for savings deposits, term loans and wholesale term deposits are grouped into time buckets according to residual maturity or next re-pricing period, whichever is earlier. Behavioral studies are conducted to estimate the prepayment pattern of term loans, premature withdrawal of wholesale term deposits and interest rate sensitive portion of savings deposits and these items are bucketed accordingly. The current account deposits are considered as non-sensitive. The difference between RSA and RSL for each time bucket signifies the gap in that time bucket. The direction of the gap indicates whether net interest income is positively or negatively impacted by a change in the direction and magnitude of interest rates and the extent of the gap approximates the change in net interest income for that given interest rate shift. The Bank primarily has interest rate gaps in its domestic operations and there are bucket-wise limits on these gaps, linked to networth of the Bank.

•
EaR: From an EaR perspective, the gap reports indicate whether the Bank is in a position to benefit from rising interest rates by having a positive gap (RSA > RSL) or whether it is in a position to benefit from declining interest rates by a negative gap (RSL > RSA). The Bank monitors the EaR with respect to net interest income (NII) based on a 100 basis points adverse change in the level of interest rates. The magnitude of the impact over a one year period, as a percentage of the NII of the previous four quarters gives a fair measure of the earnings risk that the Bank is exposed to. The EaR computations include the banking book as well as the trading book.

For some of the products, Bank provides its depositors and borrowers an option to terminate the deposit/loan pre-maturely. These products may or may not provide for a penalty for premature termination. In case of pre-mature terminations, the Bank faces a risk of re-pricing of the assets/liabilities at the current rates and the resultant impact on the NII (adjusted for the penalty), over and above the impact as estimated through EAR. However, the re-pricing/re-investment risk is partly mitigated on account of the premature termination option in wholesale term deposits and term loans being captured through the behavioral studies implemented in the interest rate gap statement as mentioned in the earlier paragraphs.

•	Stress test for basis risk: The assets and liabilities on the balance sheet are priced based on multiple benchmarks and when interest rates fluctuate, all these different yield curves may not necessarily move in tandem exposing the balance sheet to basis risk. Therefore, over and above the EaR, the Bank measures the impact of differential movement in interest rates across benchmark curves. For the domestic operations various scenarios of interest rate movements (across various benchmark yield curves) are identified and the worst-case impact is measured as a percentage of the aggregate of Tier-1 and Tier-2 capital. These scenarios take into account the magnitude as well as the timing of various interest rate movements (across curves). Currently, the scenarios provide for differential movements in each yield curve but the movement in each curve is assumed to be parallel. Further, for the overseas operations of the Bank, assets and liabilities are primarily linked to LIBOR and the basis risk is computed for a parallel shift in LIBOR as well as spread over LIBOR for the borrowings of the Bank. The basis risk for the Bank is summations of the risk on domestic and overseas operations.

•
DoE: Change in the interest rates also have a long-term impact on the market value of equity of the Bank, as the economic value of the Bank’s assets, liabilities and off-balance sheet positions get affected. Duration is a measure of interest rate sensitivity of assets, liabilities and also equity. It may be defined as the percentage change in the market value of an asset or liability (or equity) for a given change in interest rates. Thus DoE is a measure of change in the market value of equity of a firm due to the identified change in the interest rates. The Bank uses DoE as a part of framework to manage IRRBB for its domestic and overseas operations and has devised limits for the above risk metrics in order to monitor and manage IRRBB. The DoE computations include the banking book as well as the trading book. The utilisation against these limits is computed for appropriate interest rate movements and monitored periodically.

Most of the other banking entities in the Group, wherever applicable, also monitor IRRBB through similar tools and limit framework.

Marked-to-market (MTM) on the trading book

In addition to the above, the price risk of the trading book is monitored through a framework of VaR and cumulative stop loss limits. The trading book includes securities held for statutory liquid ratio maintenance purposes, all fixed income securities in available for sale and held for trading book, interest rate swaps, and any other derivatives, which have to be marked to market. The management of price risk of the trading book is detailed in the Investment Policy.

Hedging policy

Depending on the underlying asset or liability and prevailing market conditions, the Bank enters into hedge transactions for identified assets or liabilities. The Bank has a policy for undertaking hedge transactions. These hedges are periodically assessed for hedge effectiveness as per the applicable financial guidelines. The hedges that meet the effectiveness requirements are accounted for on a basis similar to the underlying asset/liability.

Frameworks in overseas banking subsidiaries

Frameworks that are broadly similar to the above framework have been established at each of the overseas banking subsidiaries of the Bank to manage interest rate risk in the banking book. The frameworks are established considering host country regulatory requirements as applicable.

b.  Level of interest rate risk

The following table sets forth, using the balance sheet at March 31, 2010 as the base, one possible prediction of the net interest income impact of changes in interest rates on interest sensitive positions for the year ending March 31, 2011, assuming a parallel shift in the yield curve:

        Rupees in million
	Change in interest rates1
Currency	-100 basis points	+100 basis points
INR	(516.3)	516.3
USD	(17.9)	17.9
JPY	4.9	(4.9)
GBP	(558.9)	558.9
EURO	21.9	(21.9)
CHF	2.5	(2.5)
CAD	(533.3)	533.3
Others	(19.9)	19.9
Total	(1,617.0)	1,617.0
1.	Consolidated figures for ICICI Bank Ltd. and its banking subsidiaries, ICICI Home Finance Company, ICICI Securities and its subsidiaries.

The following table sets forth, using the balance sheet at March 31, 2010 as the base, one possible prediction of the impact on economic value of equity of changes in interest rates on interest sensitive positions at March 31, 2010, assuming a parallel shift in the yield curve:

Rupees in million
	Change in interest rates 1,2,3
Currency	-100 basis points	+100 basis points
INR	19,549.7	(19,549.7)
USD	1,093.0	(1,093.0)
JPY	105.4	(105.4)
GBP	(885.2)	885.2
EURO	(338.5)	338.5
CHF	(12.5)	12.5
CAD	(122.4)	122.4
Others	117.4	(117.4)
Total	19,506.9	(19,506.9)

1.	The economic value has been computed assuming parallel shifts in the yield curves across all currencies.
2.
For INR, coupon and yield of Indian government securities and for other currencies, coupon and yield of currency-wise Libor/swap rates have been assumed across all time buckets that are closest to the mid point of the time buckets.

3.	Consolidated figures for ICICI Bank Ltd. and its banking subsidiaries, ICICI Home Finance Company, ICICI Securities and its subsidiaries.

12.   LIQUIDITY RISK

Liquidity risk is the risk of inability to meet financial commitments as they fall due, through available cash flows or through sale of assets at fair market value. It is the current and prospective risk to the Bank’s earnings and equity arising out of inability to meet the obligations as and when they become due. It includes both, the risk of unexpected increases in the cost of funding an asset portfolio at appropriate maturities as well as the risk of being unable to liquidate a position in a timely manner at a reasonable price.

The goal of liquidity risk management is to be able, even under adverse conditions, to meet all liability repayments on time and to fund all investment opportunities by raising sufficient funds either by increasing liabilities or by converting assets into cash expeditiously and at reasonable cost.

Organisational set-up

The Bank manages liquidity risk in accordance with its ALM Policy. This policy is framed as per the extant regulatory guidelines and is approved by the Board of Directors. The ALM Policy is reviewed periodically to incorporate changes as required by regulatory stipulation or to realign with changes in the economic landscape. The ALCO of the Bank formulates and reviews strategies and provides guidance for management of liquidity risk within the framework laid out in the ALM Policy. The Risk Committee of the Board has oversight on the ALCO.

Risk measurement and reporting framework

The Bank proactively manages liquidity risk as a part of its ALM activities. The Bank uses various tools for measurement of liquidity risk including the statement of structural liquidity (SSL), dynamic liquidity gap statements, liquidity ratios and stress testing through scenario analysis.

The SSL is used as a standard tool for measuring and managing net funding requirements and assessment of surplus or shortfall of funds in various maturity buckets in the future. The cash flows pertaining to various assets, liabilities and off-balance sheet items are placed in different time buckets based on their contractual or behavioural maturity. The SSL is prepared periodically for the domestic and international operations of the Bank and the utilisation against gap limits laid down for each bucket are reviewed by ALCO.

The Bank also prepares dynamic liquidity gap statements, which in addition to scheduled cash flows, also considers the liquidity requirements pertaining to incremental business and the funding thereof. The dynamic liquidity gap statements are prepared in close coordination with the business groups, and cash flow projections based on the same are presented to ALCO periodically. As a part of the stock and flow approach, the Bank also monitors various liquidity ratios, and limits are laid down for these ratios under the ALM Policy.

Further, the Bank has a Board approved liquidity stress testing framework, as per which the Bank gauges its liquidity position under a range of stress scenarios. These scenarios cover Bank specific and market-wide stress situations and have been designed for the domestic and the international operations of the Bank. The potential impact on the Bank’s financial position for meeting the stress outflows under these scenarios is measured and is subject to a stress tolerance limit specified by the Board. The results of liquidity stress testing are reported to ALCO on a monthly basis.

The Bank has also framed a Liquidity Contingency Plan (LCP) which serves as a framework for early identification and calibrated action in the event of tight liquidity conditions. The LCP includes various triggers which are monitored regularly, and lays down the mechanism for escalation, remedial action and crisis management until return to normalcy.

Liquidity management

The Bank has diverse sources of liquidity to allow for flexibility in meeting funding requirements. For the domestic operations, current accounts and savings deposits payable on demand form a significant part of the Bank’s funding and the Bank is working with a concerted strategy to sustain and grow this segment of deposits along with retail term deposits. These deposits are augmented by wholesale deposits, borrowings and through issuance of bonds and subordinated debt from time to time. Loan maturities and sale of investments also provide liquidity. The Bank holds unencumbered, high quality liquid assets to protect against stress conditions.

For domestic operations, the Bank also has the option of managing liquidity by borrowing in the inter-bank market on a short-term basis. The overnight market, which is a significant part of the inter-bank market, is susceptible to volatile interest rates. To limit the reliance on such volatile funding, the ALM Policy has stipulated limits for borrowing and lending in the inter-bank market. The Bank also has access to refinancing facilities extended by the RBI.

For the overseas operations too, the Bank has a well-defined borrowing program. The US dollar is the base currency for the overseas branches of the Bank, apart from the branches where the currency is not freely convertible. In order to maximise the borrowings at reasonable cost, liquidity in different markets and currencies is targeted. The wholesale borrowings are in the form of bond issuances, syndicated loans from banks, money market borrowings, inter-bank bilateral loans and deposits, including structured deposits. The Bank also raises refinance from banks against the buyer’s credit and other forms of trade assets. The loans that meet the criteria of the Export Credit Agencies are refinanced as per the agreements entered with these agencies. Apart from the above the Bank is also focused on increasing the share of retail deposit liabilities, in accordance with the regulatory framework at the host countries.

Frameworks that are broadly similar to the above framework have been established at each of the overseas banking subsidiaries of the Bank to manage liquidity risk. The frameworks are established considering host country regulatory requirements as applicable.

In summary, the Bank follows a conservative approach in its management of liquidity and has in place robust governance structure, policy framework and review mechanism to ensure availability of adequate liquidity even under stressed market conditions.

13.    RISK MANAGEMENT FRAMEWORK OF ICICI SECURITIES PRIMARY DEALERSHIP LIMITED

The Board of Directors of the Company maintains oversight on the risk management framework of the Company and approves all major risk management policies and procedures. The Risk Management Committee of the Board is responsible for analysing and monitoring the risks associated with the different business activities of the Company and ensuring adherence to the risk and investment limits set by the Board of Directors.

The risk management function in the Company is managed by the Credit Risk Management Group within the broad framework of risk policies and guidelines established by the Risk Management Committee.

The risk control framework is through an effective management information system, which tracks the investments as well as the value at risk reports for portfolios. Valuation of instruments is carried out by mid-office as per guidelines issued by RBI/FIMMDA and other applicable regulatory agencies.

14.    RISK MANAGEMENT FRAMEWORK OF ICICI PRUDENTIAL LIFE INSURANCE COMPANY LIMITED

The risk governance structure consists of the Board, Board Risk Committee (BRC), Executive Risk Committee (ERC) and its sub committees. The BRC comprises non-executive directors. The ERC, chaired by the Chief Actuary, is responsible for assisting the Board and the BRC in their risk management duties and, in particular, is responsible for the approval of all new products launched by the Company.

The Investment Risk Committee assists the ERC in identification, measurement, monitoring and control of market, liquidity and credit risks. The Insurance Risk Committee assists the ERC in identification, measurement, monitoring and control of insurance risks i.e. demographic and expense risks. The Operational Risk Committee assists the ERC in identification, measurement, monitoring and control of operational risks i.e. risk of loss resulting from inadequate or failed internal processes, people and systems, or from external events.

The risk management model of the organisation comprises a four stage continuous cycle namely identification and assessment, measurement, monitoring and control of risks. The Company has in place a Risk Management Policy which details the strategy and procedure adopted to identify, measure, monitor and control risk at the enterprise level. A risk report summarising the key risks faced by the enterprise is placed before the BRC on a periodic basis.

15.    RISK MANAGEMENT FRAMEWORK OF ICICI LOMBARD GENERAL INSURANCE COMPANY LIMITED

The risk management framework of the Company is overseen by the Risk Management Committee (Risk Committee) of the Board. The framework is broadly structured as follows:

•	Risk identification, assessment and mitigation process
•	Risk management and oversight structure
•	Risk monitoring and reporting mechanism

As part of the Enterprises Risk Management exercise, critical risks along with the detailed mitigation plan have been presented to the Risk Committee. The risk mitigation plans are monitored regularly by the Company to ensure their timely and appropriate execution. The Risk Committee is updated on the progress on a quarterly basis.

The senior management of the Company is responsible for periodic review of the risk management process to ensure that the process initiatives are aligned to the desired objectives. The Management Reassurance Function is responsible for review of risk management processes within the Company and for the review of self-assessments of risk management activities.

The Company’s reinsurance program defines the retention limit for various classes of products. The underwriting policy defines product-wise approval limits for various underwriters. The Investment Policy lays down the asset allocation strategy to ensure financial liquidity, security and diversification. The Capital Adequacy and Liquidity Management Policy covers maintenance of adequate level of capital at all times to meet diverse risk related to market and operations.